Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED ADJUSTED EBITDA RECONCILIATION

The following tables present a reconciliation of unaudited pro forma combined Adjusted EBITDA for the twelve month period ending June 30, 2016 and the three months ended September 30, 2016.

The following information should be read in conjunction with the accompanying notes thereto, the information contained in “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited consolidated financial statements as of and for the year ended June 30, 2016, included in the documents incorporated by reference herein, and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements as of and for the three months ended September 30, 2016, included in the Fiscal 2017 First Quarter 10-Q, each of which are incorporated by reference herein, and the audited consolidated financial statements as of and for the year ended December 31, 2015 of Electric Lightwave, the unaudited consolidated financial statements of Electric Lightwave as of and for the three months ended September 30, 2016, the information contained in “Non-GAAP Financial Measures” and the information contained in “Unaudited Pro Forma Condensed Financial Information,” each of which are included elsewhere in this offering memorandum.

Zayo Group, LLC

Pro Forma Adjusted EBITDA Reconciliation

For the Year ended June 30, 2016

(Unaudited)

	Zayo Group Historical(1)	Electricc Lightwave 12 Months Ended June, 30, 2016(2)		Electric Lightwave Pro Forma Adjustments(3)	Pro Forma Adjustments for debt offerings(4)	Zayo Group Pro Forma as adjusted
	(in millions)
Net (loss)/income	$(76.2)	$(22.0)		$(6.6)	$(13.8)	$(118.6)
Add back non-Adjusted EBITDA items included in net (loss)/income:
Interest expense	220.1	51.8		—	22.6	294.5
Provision/(benefit) for income taxes(5)	8.5	—		(18.3)	(8.8)	(18.6)
Depreciation and amortization expense	516.3	128.5		24.6	—	669.4
Transaction costs	21.5	1.4		—	—	22.9
Stock-based compensation	155.9	4.6		—	—	160.5
Loss on extinguishment of debt	33.8	—		—	—	33.8
Unrealized foreign currency loss on intercompany loans	53.8	—		—	—	53.8
Non-cash loss on investments	1.2	—		—	—	1.2
Other	—	4.3	(a)		—	4.3
Adjusted EBITDA	$934.9	$168.6		$(0.3)	$—	$1,103.2

Zayo Group, LLC

Pro Forma Adjusted EBITDA Reconciliation

For the Three Months Ended September 30, 2016

(Unaudited)

	Zayo Group Historical(1)	Electric Lightwave Historical(2)		Electric Lightwave Pro Forma Adjustments(3)	Pro Forma Adjustments for debt offerings(4)	Zayo Group Pro Forma as adjusted
	(in millions)
Net income/(loss)	$15.7	$(8.4)		$(0.4)	$(3.2)	$3.7
Add back non-Adjusted EBITDA items included in net income/(loss):
Interest expense	53.3	13.5		—	5.2	72.0
Provision/(benefit) for income taxes(5)	6.6	0.1		(5.6)	(2.0)	(0.9)
Depreciation and amortization expense	138.5	32.7		5.9	—	177.1
Transaction costs	3.0	0.2		—	—	3.2
Stock-based compensation	32.0	1.8		—	—	33.8
Unrealized foreign currency loss/(gain) on intercompany loans	11.2	—		—	—	11.2
Non-cash loss on investments	0.3	—		—	—	0.3
Other	—	5.6	(a)	—	—	5.6
Adjusted EBITDA	$260.6	$45.5		$(0.1)	$—	$306.0

Notes to the Unaudited Condensed Pro Forma EBITDA Reconciliation

(1)                                 The “Zayo Group Historical” columns reflect the Company’s historical net income/(loss) and related adjustments to arrive at Adjusted EBITDA for the three months ended September 30, 2016 and for the year ended June 30, 2016.

(2)                                 Electric Lightwave’s historical financial results of operations for the twelve months ended June 30, 2016 were derived by taking Electric Lightwave’s audited historical financial statements for the twelve months ended December 31, 2015, deducting the unaudited historical financial results for the six months ended June 30, 2015, and adding Electric Lightwave’s unaudited historical financial results for the six months ended June 30, 2016.

(a)                                 The “Electric Lightwave 12 Months Ended June 30, 2016” and “Electric Lightwave Historical” columns include an adjusted EBITDA addback of $5.6 million and $4.3 million during the three months ended September 30, 2016 and year ended June 30, 2016, respectively. This other add-back is primarily associated with severance cost incurred related to an organizational restructuring.

(3)                                 The “Electric Lightwave Pro Forma Adjustments” column reflects an increase of $5.9 million and $24.6 million during the three months ended September 30, 2016 and year ended June 30, 2016, respectively, to historical depreciation and amortization expense based on the estimated fair value and useful lives of acquired tangible and customer relationship assets, based on preliminary estimates.

(4)                                 In connection with the Electric Lightwave Acquisition, the Company will refinance Electric Lightwave’s existing indebtedness, enter into the Term Loan Amendment and the Incremental

Term Loan, effect the Term Loan Repayment, and consummate the offering of the Notes hereby to finance the acquisition. The Company anticipates net proceeds from the Incremental Term Loan after giving effect to the Term Loan Repayment to be approximately $662.6 million and $800.0 million of proceeds from the Notes offered hereby (collectively the “New Indebtedness”). The Company anticipates the effective interest rate on the combined New Indebtedness, inclusive of interest expense associated with the amortization of an anticipated 0.25% discount on the term loan and debt issuance costs, to be approximately 5.1%. The Company anticipates that debt issuance costs associated with the New Indebtedness to be approximately $27.9 million and that the New Indebtedness will be issued at an estimated aggregate discount of $6.3 million. If the Company entered into this New Indebtedness on July 1, 2015, the combined companies would have recognized an additional $5.2 million and $22.6 million of interest expense during the three months ended September 30, 2016 and year ended June 30, 2016, respectively. These adjustments are reflected in the “Pro Forma Adjustments for Debt Offerings” column. The pro-forma adjustments to interest expense assume an interest rate on the Incremental Term Loans to be at LIBOR plus 2.75% with a minimum LIBOR rate of 1% and the interest rate on the Notes to be 5.75%. A change in these anticipated interest rates of 0.125% would result in an additional increase or decrease of $1.1 million and $4.1 million during the three months ended September 30, 2016 and year ended June 30, 2016, respectively.

(5)                                 The income tax expense for each of the Pro Forma Adjustments columns has been adjusted to reflect an assumed effective tax rate of 39.0%. This includes the recording of an income tax benefit for the three months ended September 30, 2016 and the year ended June 30, 2016 of $3.2 million and $8.6 million, respectively, as Electric Lightwave historically recorded a valuation allowance against all tax net operating losses.